Exhibit 10.7(a)

NON-QUALIFIED STOCK OPTIONS

ISSUED UNDER

RYDER SYSTEM, INC. 2012 EQUITY AND INCENTIVE COMPENSATION PLAN

2012 TERMS AND CONDITIONS

The following terms and conditions apply to the non-qualified stock option (“Option”) granted by Ryder System, Inc. (the “Company”) under the Ryder System, Inc. 2012 Equity and Incentive Compensation Plan (the “Plan”) during the 2012 calendar year, as specified in the Stock Option Award Notification (the “Notification”), to which these terms and conditions are appended. Certain terms of the Option, including the number of Shares subject to the Option, the exercise price, the vesting schedule and the expiration date, are set forth in the Notification. The terms and conditions contained herein may be amended by the Compensation Committee of the Company’s Board of Directors (the “Committee”) as permitted by the Plan. Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan or in the Notification.

1.	General. The Option represents the right to purchase Shares on the terms and conditions set forth herein and in the Plan, the applicable terms, conditions and other provisions of which are incorporated by reference herein. A copy of the Plan and the documents that constitute the “Prospectus” for the Plan under the Securities Act of 1933, have been delivered to the Participant prior to or along with delivery of the Notification. In the event there is an express conflict between the provisions of the Plan and those set forth in these terms and conditions, the terms and conditions of the Plan shall govern.

2.	Exercisability of Option. Subject to Sections 4 and 5 below, the Option shall vest and become exercisable pursuant to the vesting schedule set forth in the Notification and shall remain exercisable until the expiration date set forth in the Notification, or such other expiration date designated by the Committee pursuant to Section 7 of the Plan (the “Expiration Date”).

3.	Exercise Procedures. The Option, to the extent exercisable, may be exercised by delivering to the Company’s stock administrator, notice of intent to exercise in the manner designated by the stock administrator on behalf of the Company which may vary based on the Participant’s position with the Company. Payment of the aggregate exercise price and applicable withholding taxes shall be made in the manner designated by the stock administrator on behalf of the Company.

4.	Termination of Option; Forfeiture. Notwithstanding the vesting and expiration dates set forth in the Notification, the Option will terminate upon or following the termination of the Participant’s employment with the Company and its Subsidiaries as described below. For purposes of these terms and conditions, a Participant shall not be deemed to have terminated his or her employment with the Company and its Subsidiaries if he or she is then employed by the Company or another Subsidiary without a break in service.

(a)	Resignation by the Participant or Termination by the Company or a Subsidiary other than for Cause: The unvested portion of the Option will immediately terminate on the Participant’s last day of employment. The vested portion of the Option will terminate at 12:01 a.m. on the 91st day following the Participant’s last day of employment (but not later than the Expiration Date), provided that if the Participant dies during such 90 day period, such portion of the Option will terminate no earlier than 12:01 a.m. on the first anniversary of the date of death (but not later than the Expiration Date) and provided further that, if, upon such termination, the Participant is entitled to severance benefits in the form of salary continuation, then the vested portion of the Option will terminate at 12:01 a.m. on the 91st day following the date that salary continuation is no longer payable to the Participant (but not later than the Expiration Date).

Notwithstanding the foregoing, if the Participant is terminated by the Company or a Subsidiary and is subsequently re-employed by the Company or a Subsidiary prior to 12:01 a.m. on the 91st day following the later of (i) the last day of employment or (ii) if applicable, the date that salary continuation is no longer payable to the Participant, but in either case, not later than the Expiration Date, then the vested, but unexercised, portion of the Options will remain exercisable until the Expiration Date, unless terminated earlier pursuant hereto.

In the event that the Participant voluntarily terminates his or her employment with the Company or a Subsidiary and is subsequently re-employed by the Company or a Subsidiary prior to 12:01 a.m. on the 91st day following the Participant’s last day of employment (but not later than the Expiration Date), then the vested, but unexercised, portion of the Options will remain exercisable until the Expiration Date, unless terminated earlier pursuant hereto.

(b)	Retirement: If a Participant’s employment terminates for any reason (other than for Cause, death or Disability) at a time when he or she is eligible for Retirement, then the unvested portion of the Option will immediately terminate on the Participant’s last day of employment, and the vested portion of the Option will terminate upon the Expiration Date.

(c)	Termination due to Death: The unvested portion of the Option will immediately terminate on the date of death, and the vested portion of the Option will expire upon the Expiration Date. Following the Participant’s death, the right to exercise such vested portion will pass to the Participant’s Beneficiary.

(d)	Termination due to Disability: The unvested portion of the Option that would otherwise have become vested during the three years following Disability will continue to vest as scheduled (without regard to subsequent status changes). The vested portion of the Option, including the portion that becomes vested pursuant to the preceding sentence, will expire upon the Expiration Date.

(e)	Termination for Cause: Notwithstanding the foregoing provisions of this Section 4, the entire Option, including the vested portion, will terminate immediately upon the Participant’s termination of employment for Cause. To the extent the Participant exercised any portion of the Option during the one year period immediately prior to the date of such termination of employment for Cause, the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant upon such exercise, or to the extent the Participant has transferred such Shares, the after-tax equivalent value thereof (as of the date the Shares were transferred by the Participant) in cash, and in each case upon receipt thereof, the Company shall return the exercise price paid by the Participant.

(f)	Proscribed Activity: If, during the Proscribed Period but prior to a Change of Control, the Participant engages in a Proscribed Activity, then any portion of the Option still outstanding shall terminate and the Company shall have the right to reclaim and receive from the Participant all Shares delivered to the Participant upon the exercise of the Option during the one year period immediately prior to, or at any time following, the date of the Participant’s termination of employment, or to the extent the Participant has transferred such Shares, the after-tax equivalent value thereof (as of the date the Shares were transferred by the Participant) in cash, and in each case upon receipt thereof, the Company shall return the exercise price paid by the Participant.

5.	Change of Control. Notwithstanding anything contained herein to the contrary, unless otherwise determined by the Committee prior to a Change of Control, the Option will become fully vested and exercisable immediately prior to a Change of Control, and, to the extent the Option is not cancelled upon such Change of Control pursuant to Section 7 of the Plan, it shall remain outstanding until the Expiration Date, but subject to earlier termination under the circumstances described in Sections 4(e) and (f) above. For purposes of this Section 5, the term Option shall refer only to those Options that are outstanding at the time of the Change of Control and not to any unvested Options that are terminated pursuant to Section 4 above, provided that, if (i) the Participant’s employment was terminated by the Company other than for Cause or Disability during the 12 month period prior to the Change of Control, (ii) during such 12 month period, the Participant does not engage in a Proscribed Activity, and (iii) the Committee determines, in its sole and absolute discretion, that the decision related to such termination was made in contemplation of the Change of Control, within 30 days following the Change of Control, with respect to any portion of the Option which the Participant forfeited upon the Participant’s termination of employment, the Participant shall receive a lump sum cash payment per Share equal to the positive difference, if any, between the Fair Market Value of a Share on the date that the Change of Control occurs, and the exercise price per Share subject to the Option.

6.	U.S. Federal, State and Local Income Withholding. The Option will be treated as a non-qualified stock option, and therefore will be treated as wages and subject to withholding taxes and reporting. The Option may not be exercised unless the Participant makes arrangements satisfactory to the Company to ensure that its withholding tax obligations will be satisfied. This Section 6 shall only apply with respect to the Company’s U.S. federal, state, and local income tax withholding obligations. The Company may satisfy any tax obligations it may have in any other jurisdiction in any manner it deems, in its sole and absolute discretion, to be necessary or appropriate.

7.	Definitions.

(a)	“Cause” shall have the meaning set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, or, if none exists, shall mean a determination of “Cause” under any applicable Severance Plan, as in effect on the date of grant of the Option. Notwithstanding the foregoing, unless otherwise set forth in any individual, valid, written agreement between the Participant and the Company or any Subsidiary, during the one year period following a Change of Control, in no event shall a failure to meet performance expectations constitute Cause unless such failure was willful.

(b)	“Disability” means (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan of the Company; or (iii) a determination by the Social Security Administration that a Participant is totally disabled.

(c)	“Proscribed Activity” means any of the following:

(i)	the Participant’s breach or violation of (A) any written agreement between the Participant and the Company or any of its Subsidiaries, including any agreement relating to nondisclosure, noncompetition, nonsolicitation and/or nondisparagement, or (B) any legal obligation it may have to the Company;

(ii)	the Participant’s direct or indirect unauthorized use or disclosure of confidential information or trade secrets of the Company or any Subsidiary, including, but not limited to, such matters as costs, profits, markets, sales, products, product lines, key personnel, pricing policies, operational methods, customers, customer requirements, suppliers, plans for future developments, and other business affairs and methods and other information not readily available to the public;

(iii)	the Participant’s direct or indirect engaging or becoming a partner, director, officer, principal, employee, consultant, investor, creditor or stockholder in/for any business, proprietorship, association, firm or corporation not owned or controlled by the Company or its Subsidiaries which is engaged or proposes to engage in a business competitive directly or indirectly with the business conducted by the Company or its Subsidiaries in any geographic area where such business of the Company or its Subsidiaries is conducted, provided that the Participant’s investment in 1% or less of the outstanding capital stock of any corporation whose stock is listed on a national securities exchange shall not be treated as a Proscribed Activity;

(iv)	the Participant’s direct or indirect, either on the Participant’s own account or for any person, firm or company, soliciting, interfering with or inducing, or attempting to induce, any employee of the Company or any of its Subsidiaries to leave his or her employment or to breach his or her employment agreement;

(v)	the Participant’s direct or indirect taking away, interfering with relations with, diverting or attempting to divert from the Company or any Subsidiary any business with any customer of the Company or any Subsidiary, including (A) any customer that has been solicited or serviced by the Company within one year prior to the date of termination of the Participant’s employment with the Company and (B) any customer with which the Participant has had contact or association, or which was under the supervision of the Participant, or the identity of which was learned by the Participant as a result of the Participant’s employment with the Company;

(vi)	the Participant’s making of any remarks disparaging the conduct or character of the Company or any of its Subsidiaries, or their current or former agents, employees, officers, directors, successors or assigns; or

(vii)	the Participant’s failure to cooperate with the Company or any Subsidiary, for no additional compensation (other than reimbursement of expenses), in any litigation or administrative proceedings involving any matters with which the Participant was involved during the Participant’s employment with the Company or any Subsidiary.

(d)	“Proscribed Period” means the period beginning on the date of termination of the Participant’s employment and ending on the later of (A) the one year anniversary of such termination date or (B) if the Participant is entitled to severance benefits in the form of salary continuation, the date on which salary continuation is no longer payable to the Participant.

(e)	“Retirement” means termination of employment for any reason (other than for Cause or by reason of death or Disability) upon or following attainment of age 55 and completion of 10 years of service, or upon or following attainment of age 65 without regard to years of service; provided that, Retirement shall not be deemed to occur unless such termination of service constitutes a separation from service, as defined by Section 409A of the Code.

8.	Other Benefits. No amount accrued or paid under this Award shall be deemed compensation for purposes of computing a Participant’s benefits under any retirement plan of the Company or its Subsidiaries, nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the Participant’s level of compensation.